Exhibit 5.1
June 20, 2008
Consolidated Graphics, Inc.
5858 Westheimer, Suite 2000
Houston, Texas 77057
Re: Registration Statement on Form S-8 of 550,000 Shares of Common Stock of Consolidated Graphics, Inc.
Ladies and Gentlemen:
     We have acted as counsel to Consolidated Graphics, Inc., a Texas corporation (the “Company”) in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Registration Statement registers 550,000 shares of common stock, $0.01 par value, of the Company (the “Shares”) issuable pursuant that certain Long Term Incentive Plan, as amended (the “Plan”).
     We have reviewed the Registration Statement, the Articles of Incorporation of the Company, as amended to date, and the Bylaws of the Company, as amended to date. In addition, we have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary in connection with the opinion hereinafter expressed. As to the various questions of fact material to the opinion expressed below, we have relied upon certificates or comparable documents of officers and representatives of the Company without independent confirmation or verification of their accuracy.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.
     Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued by the Company and fully paid for in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable.

Consolidated Graphics, Inc.
June 20, 2008

     The opinion expressed herein is limited to the federal laws of the United States of America, and, to the extent relevant to the opinion expressed herein, the Texas Business Corporation Act (the “TBCA”), in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the TBCA.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ Haynes and Boone, LLP
Haynes and Boone, LLP